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                                                                   Exhibit 99(a)


FOR IMMEDIATE RELEASE


CONTACT:  JOHN G. ZIMMERMAN                      STEFANIE KING
          VICE PRESIDENT & CFO                   EDELMAN FINANCIAL
          PERCEPTRON, INC.                       (212) 704-8291
          (313) 414-4816



 PERCEPTRON REPORTS LARGER THAN EXPECTED FIRST QUARTER BOOKINGS OF $17.7 MILLION
   COMPANY ANNOUNCES TWO NEW FIRST-TIER SUPPLIER ORDERS AND NEW KOREAN ORDER
       COMPANY ANNOUNCES ESTIMATES OF FIRST QUARTER REVENUE AND EARNINGS


PLYMOUTH, MI, APRIL 8, 1997 - PERCEPTRON, INC. (NASDAQ: PRCP) today announced that the Company's new order bookings during the first quarter of 1997 were $17.7 million, more than double the $8.7 million for the comparable period last year. The bookings figures for both years include those of the Company's recently acquired subsidiary, Autospect, Inc. At March 31, backlog stood at a record $28 million.

Bookings for the first quarter include two new first-tier supplier orders totaling approximately $2.2 million. In addition, a new second quarter order was received by the Company's Korean office for a major automotive system, totaling approximately $0.6 million.

As previously announced, both revenues and earnings for the first quarter will be below expectations. Early indications are that revenues for the combined companies of Perceptron and Autospect will be $10.2 million, a record for a first quarter. Combined revenues for the comparable prior year period were $9.5 million.

Net income for Perceptron alone is expected to be in the range of $0.12 to $0.14 per share. This compares with $0.12 a year ago, after the $0.04 per share non-cash stock compensation charge to earnings. The first quarter of operations of Autospect are expected to produce a reduction to earnings of approximately $.04 per share, including expenses incurred in the acquisition. Consolidated results for the first quarter are expected to be in the range of $0.08 to $0.10 per share, compared to $0.11 per share in the first quarter of 1996. The Company expects Autospect to be accretive to earnings for the year.

Alfred A. Pease, Chairman, President and Chief Executive Officer of Perceptron commented, "I am very pleased with the performance of our teams during the quarter. Both the size and diversity of our new bookings to date are strong indicators of the Company's overall strength. Despite the first quarter reported revenue and earnings shortfalls brought about by the granular nature of our businesses, and based upon the current outlook, we expect the second quarter of 1997 to show a marked improvement over the first quarter, as well as over the second quarter of 1996. In addition, we would expect the continued strong demand for our products to be reflected in our 1997 results.

"We are very excited about our continued penetration of the first-tier supplier and emerging Asian marketplaces. These new orders represent an important element of our strategies to expand our presence into other arenas on a global basis."

Perceptron designs, manufactures and markets information-based process measurement and guidance solutions for industry. Perceptron's systems are recognized in a number of industries and market segments as important tools for improvement of manufacturing time-to-market, quality, throughput, and costs. Perceptron markets its products worldwide through its offices in Michigan, Germany, Brazil, The Netherlands, Korea, and Japan.


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Safe Harbor Statement

Certain statements in this press release may be "forward looking statements" within the meaning of the Securities Exchange Act of 1934. Actual results could differ materially, from those in the forward looking statements due to a number of uncertainties, including, but not limited to the dependence of the Company's revenue on a number of sizable orders from a small number of customers, the timing of orders which can cause the Company to experience significant fluctuations in its quarterly and annual revenue and operating results, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing and continuation of the automotive industry's retooling programs, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes, and the effect of economic conditions.

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